UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 31, 2004

CNL HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)

450 South Orange Avenue, Orlando, Florida 32801
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

                In March 2004, CNL Hotels & Resorts, Inc. (the “Company”) was notified by its third-party tenants that leased ten of its properties, all of which are affiliated with Marriott International, Inc. (“Marriott”), that the net operating income for the ten properties would be insufficient to pay the scheduled rent under the terms of the leases for the group of properties.  At that time the Company began negotiating alternative arrangements with those tenants.  Affiliates of Marriott currently serve, and have historically served, as a tenant under the leases for certain of the Company’s properties and currently manage a majority of the properties that the Company owns under long-term management agreements.  Affiliates of Marriott are also the Company’s partners in three separate joint ventures which each own one hotel property.

                In December 2004, in connection with the transactions described below in “Item 8.01 Other Events”, the Company entered into an agreement whereby Marriott agreed to provide a guarantee for the full payment of rent under the terms of the lease for one of the ten properties through December 31, 2006.  The Company expects that the maximum funding under the guarantee will be sufficient to ensure the full payment of base rent for such property through December 31, 2006.

                In connection with receiving this guarantee, the Company has also agreed to make certain future modifications to the lease agreement beginning in January 2007, but no later than December 2007, including but not limited to, a reduction in base rent due under the lease and expanding the percentage rent formula.  These modifications are subject to lender approval and there can be no assurance that such approval will be obtained.  Under the terms of the existing mortgage agreement, the mortgage held by this lender is scheduled to mature on December 1, 2007.  At that time, the lease modifications are expected to be made unless they have previously occurred.

Item 8.01 Other Events

In August 2004, the Company terminated the existing third-party leases and entered into new leases with a wholly-owned taxable REIT subsidiary (“TRS”) for six of the ten properties discussed above (hereinafter referred to as the “Marriott Six”).  The TRS entity simultaneously entered into long-term management agreements with an affiliate of Marriott.  All rents due and payable under the existing leases had been paid in full at the time of the termination.  Since the effective date of the new leases, the results of operations of these properties have been reflected in the Company’s consolidated results of operations in lieu of rental income that was historically reported.  During 2004, the net operating income, before payment of incentive management fees

(“IMF”), for the Marriott Six properties has approximated the base rents that were historically received for these properties.  There can be no assurance that net operating income will not decrease in the future.

                In December 2004, the tenant for the three remaining properties defaulted under the leases for such properties and the Company exercised its right to acquire 100 percent of the capital stock of the third-party tenant corporation.  As a result, the Company became a party to management agreements with Marriott and these three properties (hereinafter referred to as the “Marriott Three”) are now leased to a corporation that is wholly-owned by the Company which intends to qualify as a TRS.  Since the date of this transaction, the results of operations of these properties will be reflected in the Company’s consolidated results of operations in lieu of the rental income which had historically been recognized and reported.  The net operating income generated from these properties has historically been less than the base rent that the Company received under the leases.

                Simultaneously with the acquisition of the capital stock of the third-party tenant, the Company entered into a pooling arrangement which allows it to pool the operating results of the Marriott Six and the Marriott Three properties (collectively, the “Combined Portfolio”).  Under the terms of the pooling arrangement, the Company is entitled to receive from Marriott a predefined minimum return on the Combined Portfolio.  After the Company has received its predefined minimum return, excess operating income will be paid to Marriott as an IMF until a predetermined cumulative total IMF has been paid.  After the payment of the cumulative total IMF, the excess operating income will be allocated between the Company and Marriott based on a formula defined in the pooling agreements.

                As a result of the negotiations, which resulted in the above transactions and agreements, the Company agreed to return security deposits totaling $6.1 million that relate to the Marriott Six and the Marriott Three properties.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include a further decrease in the annual operating income for the Marriott properties described above and a change in economic factors impacting the hospitality industry.  Given these uncertainties, the Company cautions investors and potential investors not to place undue reliance on such statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: January 6, 2004	By:	/s/ Mark E. Patten
		Name:	Mark E. Patten
		Title:	Senior Vice President and Chief Accounting
Officer